CIPSCO INCORPORATED

                              607 East Adams Street
                           Springfield, Illinois 62739

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The annual meeting of shareholders of CIPSCO Incorporated (the "Company") will be held at the Springfield Hilton, 700 East Adams Street, Springfield, Illinois, on April 26, 1995, at 10:00 AM, for the purpose of considering and voting with respect to the following matters:

     (1)  the election of a Board of nine directors;

     (2) the approval of the appointment by the Board of Directors of Arthur Andersen LLP as independent public accountants for 1995; and

     (3) the transaction of such other business as may properly come before the meeting.

     Reference is made to the attached Proxy Statement for further information with respect to the foregoing.

     Only shareholders of the Company of record on its books at the close of business on February 27, 1995, are entitled to vote at the meeting. All such shareholders are urged to be present in person, or represented by proxy, at the meeting.

     A copy of the Company's Annual Report to Shareholders for the year 1994, has been mailed to each shareholder of the Company of record on its books.

                                     By order of the Board of Directors,


                                                   [SIG]
                                                R. W. Jackson,
                                     Senior Vice President and Secretary

March 6, 1995

     All shareholders, even if they plan to attend the meeting in person, are urged to vote, date and sign their proxies and return them to the Company in the enclosed envelope as promptly as possible. The Board of Directors encourages all shareholders to be represented at the meeting, whether their shareholdings are small or large.
                               CIPSCO INCORPORATED
                              607 East Adams Street
                           Springfield, Illinois  62739
                                   217/523-3600

                                  March 6, 1995

                           Proxy Statement Relating to
                       1995 Annual Meeting of Shareholders

                                   INTRODUCTION

     General. The purposes of the meeting are set forth in the attached Notice. The enclosed proxy relating to the meeting is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. Following the initial solicitation of proxies by mail beginning on or about March 1, 1995, certain officers, directors and employees of the Company may solicit proxies by correspondence, telephone, telegraph, telecopy, other electronic means or in person, but without extra compensation. The Company will pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy soliciting material to their principals. In addition, Morrow & Co., Inc., New York, New York, has been retained to assist the Company and its affiliate in the solicitation of proxies. Such solicitation may be made by mail, telecommunication or in person. The estimated aggregate cost of such services of Morrow & Co., Inc. is $5,500.

     The Company will provide without charge to each shareholder entitled to vote at the meeting who makes a written request therefor, a copy of the Company's 1994 Annual Report on Form 10-K as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. Written requests for a copy of the report should be directed to Corporate Secretary, CIPSCO Incorporated, 607 East Adams Street, Springfield, Illinois 62739.

     Holding Company. The Company is the parent holding company of Central Illinois Public Service Company ("CIPS").

     Voting. The voting securities of the Company outstanding on the record date stated below consisted of 34,069,542 shares of Common Stock, without par value.

     Only shareholders of record on the Company books at the close of business on February 27, 1995, are entitled to notice of and to vote at the meeting.
At such meeting, each such shareholder is entitled to one vote, for each share of common stock of the Company held, on each matter submitted to a vote at the meeting, except that in the election of directors, each such shareholder is entitled to vote cumulatively and therefore may give one nominee for election as many votes as shall equal the number of directors to be elected multiplied by the number of shares held by such shareholder, or may distribute such votes among any two or more nominees. The proxies solicited herewith seek discretionary authority to cast cumulative votes in the election of directors.

     Any shareholder may vote his or her shares either in person or by duly authorized proxy. The giving of a proxy by a shareholder will not affect the right to vote shares if the shareholder attends the meeting and desires to vote in person. Prior to the voting of a proxy, it may be revoked by the shareholder by delivering written notice of revocation to the Secretary of the Company, by executing a subsequently dated proxy or by voting in person at the meeting. All shares represented by effective proxies on the enclosed form of proxy, received by the Company, will be voted at the meeting (or any adjourned session thereof) in accordance with the terms of such proxies.

     A majority of the outstanding shares entitled to vote on a matter, represented in person or by proxy, constitutes a quorum for consideration of such matter at the meeting. If a quorum is present, the nine persons receiving the greatest number of votes will be elected as directors. The affirmative vote of the majority of the shares represented at the meeting and entitled to vote on a matter will be sufficient to take action on a matter properly before the meeting (unless a higher vote is required by law).

     Broker non-votes will not be considered represented at the meeting on those matters for which no instructions from the shareholder have been given to the broker. Accordingly, for a matter which requires the vote of a percentage of shares represented at the meeting, broker non-votes will have no effect on the outcome. Abstentions will be counted in determining the quorum in attendance for all matters and will be included in the total number of shares represented and voting on a matter.

     Each participant in the Company's Automatic Dividend Reinvestment and Stock Purchase Plan (the "Reinvestment Plan") or the CIPS Employee Stock Ownership Plan (the "ESOP"), Employee Long-Term Savings Plan, Employee Long-Term Savings Plan-IUOE No. 148 or Employee Long-Term Savings Plan-IBEW No. 702 (the "Savings Plans") will receive a form of proxy by which such participant may direct the respective agent or trustee under such Plan as to the manner of voting shares credited to the participant's account under such Plan. Shareholders of record who are participants in the Reinvestment Plan will receive one form of proxy which will be deemed to include shares held of record and shares held under the Reinvestment Plan. If a participant in any of the Savings Plans does not return a proxy by April 21, 1995, the trustee under such Plans will vote such participant's shares under such Plan, in accordance with the instructions provided by the Central Illinois Public Service Company Plan Committee, unless the participant votes in person at the meeting. A participant in the Reinvestment Plan, the ESOP or any Savings Plan wishing to vote in person at the meeting may obtain a proxy for shares credited to his account under such Plan by making a written request therefor by April 14, 1995 as follows: for the Reinvestment Plan to Illinois Stock Transfer Company, 223 West Jackson Boulevard, Chicago, Illinois 60606; for the ESOP or Savings Plans to Boston Safe Deposit and Trust Company, Attention:
Chris D. Kuhn, One Boston Place, Boston, Massachusetts 02116. After March 31, 1995, Savings Plan requests should be directed to Merrill Lynch, Attention:
Denise Ratti, 265 Davidson Ave., Somerset, New Jersey 08873.



     Proposals of Shareholders. Under the rules of the Securities and Exchange Commission, any shareholder proposal intended to be presented at the 1996 annual meeting of shareholders of the Company must be received at the principal executive office of the Company no later than November 6, 1995, in order to be eligible to be considered for inclusion in the proxy materials relating to that meeting.

     Voting Securities Beneficially Owned by Principal Holders, Directors, Nominees and Executive Officers. The directors, nominees and executive officers of the Company and CIPS owned beneficially at February 1, 1995, an aggregate of 53,132 shares of Common Stock of the Company representing .16% of the outstanding Common Stock and one share of Preferred Stock of CIPS representing less than 0.01% of the outstanding Preferred Stock. To the Company's knowledge, the only beneficial owner of more than 5% of the Company's Common Stock as of February 1, 1995 was Franklin Resources, Inc., which owned beneficially 2,139,400 shares. This information is based solely upon information set forth in the Company's shareholder records and in statements filed with the Securities and Exchange Commission pursuant to
Section 13 of the Securities Exchange Act of 1934. The Company believes such shares may be held by Franklin Resources, Inc. for its mutual fund affiliates.

                              ELECTION OF DIRECTORS

     Director Information. Nine directors are to be elected at the meeting. Barring unforeseen contingencies, and in the absence of contrary directions, the proxies solicited herewith will be voted for the election of William J. Alley, Clifford L. Greenwalt, John L. Heath, Robert W. Jackson, Gordon R. Lohman, Richard A. Lumpkin, Hanne M. Merriman, Thomas L. Shade and James W. Wogsland as directors of the Company, to hold office until the next annual meeting of shareholders of the Company or until their respective successors are elected and qualified. Except for Mr. Lumpkin, each of the nominees is a director of the Company, has served continuously as such and has served as a director of CIPS, in each case, since his or her election in the respective years indicated below. The proxies may also be voted for a substitute nominee or nominees in the event any one or more of the above nominees shall be unable to serve for any reason or be withdrawn from nomination, a contingency not now anticipated.

     Under the policy adopted by the Board of Directors with respect to the age of directors, Mr. Donald G. Raymer, retired President and Chief Executive Officer of CIPS, who has been a director of CIPS since 1972 and the Company since it became the holding company of CIPS in 1990, will not stand for reelection as director at the meeting.

     Except as otherwise indicated below, each nominee has been engaged in his or her present principal occupation for at least the past five years.

     The following information is given with respect to the nominees for election as directors:



William J. Alley

     Principal occupation:               Retired Chairman of the Board and Chief
                                         Executive Officer of American Brands,
                                         Inc. (consumer products and services),
                                         Stamford, Connecticut.

     Age:                                65

     Served as a director of the
          Company since:                 1990


     Served as a director of CIPS
          since:                         1974

     Shares beneficially owned at
          February 1, 1995:              1,527 shares of Common Stock. In
                                         addition, Mr Alley's account in the
                                         directors' deferred compensation plan
                                         described below holds the equivalent of
                                         5,057 shares of Common Stock.

     Other information:                  Mr. Alley served as Chairman of the
                                         Board and Chief Executive Officer of
                                         American Brands, Inc. from 1987 to his
                                         retirement in 1994.  He is Chairman of
                                         the Audit Committee, Chairman of the
                                         Executive Committee and a member of the
                                         Compensation Committee of the Board.
                                         Mr. Alley is also a director of
                                         American Brands, Inc., Rayonier, Inc.,
                                         Rayonier Forest Resources, Inc., Olin
                                         Corporation and Bunn-O-Matic
                                         Corporation.

Clifford L. Greenwalt

     Principal occupation:               President and Chief Executive Officer
                                         of the Company, President and Chief
                                         Executive Officer of CIPS and Chairman
                                         of the Board of CIPSCO Investment
                                         Company.

     Age:                                62

     Served as a director of the
          Company since:                 1990

     Served as a director of CIPS
          since:                         1986

     Shares beneficially owned at
            February 1, 1995:            10,722 shares of Common Stock.

     Other information:                  Mr. Greenwalt is a member of the
                                         Executive Committee of the Board.  He
                                         is a director of First of America Bank
                                         Corporation, Kalamazoo, Michigan and
                                         was appointed a director of its wholly-
                                         owned subsidiary, First of America
                                         Bank-Illinois, N.A.  He has been
                                         President and Chief Executive Officer
                                         of the Company since it became the
                                         parent company of CIPS in 1990.  Mr.
                                         Greenwalt was Senior Vice President-
                                         Operations of CIPS from 1980 to 1989
                                         when he became President.

John L. Heath

     Principal occupation:              Retired Chairman and President of L.S.
                                        Heath & Sons, Inc. (also known as Heath
                                        Candy Company -- confectionery
                                        manufacturer), Robinson, Illinois.

     Age:                               59

     Served as a director of the
          Company since:                1990

     Served as a director of CIPS
          since:                        1977

     Shares beneficially owned at
          February 1, 1995:             4,000 shares of Common Stock.

     Other information:                 Mr. Heath is a member of the Nominating
                                        and Audit Committees of the Board.  He
                                        served as Chairman of L.S. Heath &
                                        Sons, Inc. from 1971 until 1988 and
                                        also as President and Chief Executive
                                        Officer from 1971 until 1982.  Mr.
                                        Heath is a director of the Biltmore
                                        Bank Corp. and of its wholly-owned
                                        subsidiary, The Biltmore Investors Bank
                                        of Phoenix, Arizona.  He is also a
                                        director of Sun Street Food Corporation
                                        of Phoenix, Arizona.





Robert W. Jackson

     Principal occupation:              Senior Vice President, Chief Financial
                                        Officer and Secretary of the Company,
                                        Senior Vice President -- Finance and
                                        Secretary of CIPS, and President and
                                        Chief Executive Officer of CIPSCO
                                        Investment Company.

     Age:                               64

     Served as a director of the
          Company since:                1990

     Served as a director of CIPS
          since:                        1986

     Shares beneficially owned at
          February 1, 1995:             6,634 shares of Common Stock.

     Other information:                 Mr. Jackson is a director of Firstbank
                                        of Illinois Co. and each of its wholly-
                                        owned subsidiary banks, including the
                                        First National Bank of Springfield.

Gordon R. Lohman

     Principal occupation:              President and Chief Executive Officer
                                        of AMSTED Industries Incorporated
                                        (diversified manufacturer of industrial
                                        products), Chicago, Illinois.

     Age:                               60

     Served as a director of the
          Company since:                1990

     Served as a director of CIPS
          since:                        1989

     Shares beneficially owned at
          February 1, 1995:             200 shares of Common Stock.  In
                                        addition, Mr. Lohman's account in the
                                        directors' deferred compensation plan
                                        described below holds the equivalent of
                                        4,462 shares of Common Stock.

     Other information:                 Mr. Lohman is Chairman of the
                                        Compensation Committee and a member of
                                        the Audit Committee and Executive
                                        Committee of the Board.  He became

                                        President of AMSTED Industries
                                        Incorporated in 1988 and Chief
                                        Executive Officer in 1990.  He was
                                        Executive Vice President of that firm
                                        in 1988 and served as Vice President
                                        from 1978 through 1987.  He is a
                                        director of American Brands, Inc.

Richard A. Lumpkin

     Principal occupation:              Chairman of the Board and Chief
                                        Executive Officer of Consolidated
                                        Communications Inc. ("CCI")
                                        (diversified telecommunications holding
                                        company) Mattoon, Illinois.

     Age:                               59

     Shares beneficially owned at
          February 1, 1995:             1,000 shares of CIPSCO Common Stock.

     Other information:                 Mr. Lumpkin has been Chairman of the
                                        Board and Chief Executive Officer of
                                        CCI since 1989 and President and
                                        Treasurer prior to 1989.  He is also
                                        Chairman of the Board and Chief
                                        Executive Officer of Illinois
                                        Consolidated Telephone Company, a
                                        telephone utility subsidiary of CCI.
                                        Mr. Lumpkin serves as a director of
                                        Mid-America National Bancorp, Inc. and
                                        its wholly-owned subsidiary Mid-America
                                        National Bank of Chicago; First Mid-
                                        Illinois Bancshares, Inc. and its
                                        wholly-owned subsidiary First Mid-
                                        Illinois Bank and Trust, N.A. of
                                        Mattoon, Illinois; and Sarah Bush
                                        Lincoln Health Systems, also of
                                        Mattoon, Illinois.

Hanne M. Merriman

     Principal occupation:              Principal in Hanne Merriman Associates
                                        (retail business consultants),
                                        Washington, D.C.

     Age:                               53

     Served as a director of the
          Company since:                1990


     Served as a director of CIPS
          since:                        1990

     Shares beneficially owned at
          February 1, 1995:             1,505 shares of Common Stock.  In
                                        addition, Mrs. Merriman's account in
                                        the directors' deferred compensation
                                        plan described below holds the
                                        equivalent of 3,006 shares of Common
                                        Stock.

     Other information:                 Mrs. Merriman is Chairman of the
                                        Nominating Committee and a member of
                                        the Audit Committee of the Board.  She
                                        was President of Nan Duskin, Inc. from
                                        1991 to 1992.  Previously she had been
                                        a retail business consultant from
                                        January 1990.  Mrs. Merriman also
                                        served as President and Chief Executive
                                        Officer of Honeybee, Inc., a division
                                        of Spiegel, Inc., and President of
                                        Garfinckels, a division of Allied
                                        Stores Corporation.  Mrs. Merriman is a
                                        director of USAir Group, Inc., State
                                        Farm Mutual Automobile Insurance Co.,
                                        The Rouse Company, AnnTaylor Stores
                                        Corporation and T. Rowe Price Mutual
                                        Funds.

Thomas L. Shade

     Principal occupation:              Retired Chairman of the Board and Chief
                                        Executive Officer of Moorman
                                        Manufacturing Company (livestock feed
                                        products), Quincy, Illinois.

     Age:                               64

     Served as a director of the
          Company since:                1991

     Served as a director of CIPS
          since:                        1991

     Shares beneficially owned at
          February 1, 1995:             2,506 shares of Common Stock.  In
                                        addition, Mr. Shade's account in the
                                        directors' deferred compensation plan
                                        described below holds the equivalent of
                                        2,318 shares of Common Stock.


     Other information:                 Mr. Shade is a member of the Audit and
                                        Compensation Committees of the Board.
                                        Mr. Shade served as Chairman of the
                                        Board and Chief Executive Officer of
                                        Moorman Manufacturing Company during
                                        1992 and 1993.  He was President and
                                        Chief Executive Officer of that firm
                                        from 1984 to 1992.  He also is a
                                        director of Moorman Manufacturing
                                        Company and Quincy Soybean Company,
                                        both of Quincy, Illinois.

James W. Wogsland

     Principal occupation:              Vice Chairman of Caterpillar, Inc.
                                        (heavy equipment and engine
                                        manufacturer), Peoria, Illinois.

     Age:                               63

     Served as a director of the
          Company since:                1992

     Served as a director of CIPS
          since:                        1992

     Shares beneficially owned at
          February 1, 1995:             1,000 shares of Common Stock.  In
                                        addition, Mr. Wogsland's account in
                                        the directors' deferred compensation
                                        plan described below holds the
                                        equivalent of 1,541 shares of Common
                                        Stock.

     Other information:                 Mr. Wogsland is a member of the Audit
                                        and Nominating Committees of the Board.
                                        Mr. Wogsland has been Vice Chairman of
                                        Caterpillar, Inc. since 1990.  He was
                                        Executive Vice President of that firm
                                        from 1987 until 1990.  He is a director
                                        of Caterpillar, Inc; First of America
                                        Bank Corporation, Kalamazoo, Michigan;
                                        and Protection Mutual Insurance
                                        Company.

     Executive Compensation. The Company's principal operating subsidiary is CIPS. Each of the officers of the Company is also an officer of CIPS and did not receive separate compensation from the Company for services as a Company officer. The following table contains information with respect to the compensation paid by CIPS for all services rendered during 1992 through 1994


to the President and the four other most highly compensated executive officers of the Company and CIPS.

                            Summary Compensation Table

                                                    Annual
                                                  Compensation       All Other
                                                _________________
                                                                  Compensation
Name of Individual  Principal Positions(s) Year  Salary   Bonus       (1)
__________________  _____________________  ____  ________ _______  ____________

C.L. Greenwalt      President and Chief    1994  $359,168 $70,800  $    8,466
                    Executive Officer of   1993   339,093  99,902       5,852
                    the Company;           1992   317,375       0       2,073
                    President and Chief
                    Executive Officer of
                    CIPS; Chairman of
                    CIPSCO Investment
                    Company

R.W. Jackson        Senior Vice            1994   234,592  38,351       3,552
                    President and          1993   224,545  44,699       2,864
                    Secretary of the       1992   213,426  10,278       1,713
                    Company; Senior
                    Vice President-
                    Finance and Secretary
                    of CIPS; President
                    and Chief Executive
                    Officer of CIPSCO
                    Investment Company

L.A. Dodd           Senior Vice            1994   204,591  32,048       3,249
                    President-Operations   1993   194,272  36,009       3,524
                    of CIPS                1992   176,880   8,504       2,073

W.R. Morgan         Vice President of      1994   149,710  19,788       2,250
                    CIPS                   1993   142,713  21,235       2,700
                                           1992   135,758   8,653       2,073

G.W. Moorman        Vice President of      1994   141,717  17,955       1,354
                    CIPS                   1993   134,585  20,047       2,564
                                           1992   124,713   8,421       2,073


(1) Premiums paid by the Company on behalf of the officers for group term life insurance.

     Substantially all employees of the Company and CIPS (including officers) participate in CIPS' Retirement Income Plan (the "Retirement Plan"), including

persons whose remuneration is reported in the Summary Compensation Table. Employer contributions to the Retirement Plan are determined actuarially. For purposes of the Retirement Plan, compensation of a participant is base pay, exclusive of bonuses, overtime pay, and other special payments. Compensation for the persons named in the Summary Compensation Table is substantially equivalent to the compensation reported in the table under "Salary." Retirement Plan benefits depend upon years of service, age at retirement and final average pay. In certain cases, pension benefits under the Retirement Plan (or compensation used to measure such benefits) will be reduced to comply with maximum limitations imposed by the Internal Revenue Code ("IRC"). CIPS maintains an unfunded Excess Benefit Plan to provide for the payment of the difference between the monthly benefit that would have been paid to participants under the Retirement Plan if such IRC limitations were not in effect and the reduced amount payable as a result of such IRC limitations.
The credited years of service under the Retirement Plan and the Excess Benefit Plan for the above listed persons as of December 31, 1994 are as follows:
Greenwalt, 31 years; Jackson, 15 years; Dodd, 30 years; Morgan, 31 years; and Moorman, 25 years. Assuming retirement at age 65, it is estimated a participant would be eligible for a maximum annual benefit under the Retirement Plan, as supplemented by the Excess Benefit Plan, as follows:

                                      Annual Benefit After Specified
                                            Years of Service (1)
  Average Annual         _____________________________________________________
   Earnings (2)              20        25          30         35         40
____________________     ________   ________    ________   ________   ________
$125,000............     $ 33,903   $ 42,379    $ 50,855   $ 59,330   $ 67,806
 150,000............       41,403     51,754      62,105     72,455     82,806
 175,000............       48,903     61,129      73,355     85,580     97,806
 200,000............       56,403     70,504      84,605     98,705    112,806

 225,000............       63,903     79,879      95,855    111,830    127,806
 250,000............       71,403     89,254     107,105    124,955    142,806
 275,000............       78,903     98,629     118,355    138,080    157,806
 300,000............       86,403    108,004     129,605    151,205    172,806
 325,000............       93,903    117,379     140,855    164,330    187,806

 350,000............      101,403    126,754     152,105    177,455    202,806
 375,000............      108,903    136,129     163,355    190,580    217,806
 400,000............      116,403    145,504     174,605    203,705    232,806
 425,000............      123,903    154,879     185,855    216,830    247,806
 450,000............      131,403    164,254     197,105    229,955    262,806
________
(1) Annual benefits are on a straight-line basis. Amounts shown have been reduced by an amount equal to 50% of estimated Social Security benefits and are not subject to any other offset amounts.

(2) "Average Annual Earnings" means the average annual base compensation during the four consecutive years of highest pay during the 10-year period immediately preceding retirement.


     CIPS also maintains an unfunded Special Executive Retirement Plan (the "Executive Plan") for each employee of the Company or CIPS who was hired from outside the Company, CIPS or their affiliates as a senior officer and who is a participant in and qualifies for benefits under the Retirement Plan. For purposes of the Executive Plan, a senior officer includes the president, vice president and such other officers of the Company or CIPS as shall be designated from time to time by the Board of Directors of the Company or CIPS. A participant in the Executive Plan who becomes disabled or retires in accordance with the provisions of the Executive Plan is eligible to receive benefits under the Executive Plan in an amount equal to the difference between
(i) the amounts which would have been payable under the Retirement Plan, as supplemented by the Excess Benefit Plan, if the participant had 35 years of credited service under the Retirement Plan (reduced in accordance with the Executive Plan if the participant terminates employment for any reason prior to age 65) and (ii) the aggregate of the amounts which are paid or payable (a) under the Retirement Plan as supplemented by the Excess Benefit Plan, based upon the number of actual years of credited service under the Retirement Plan,
(b) under certain other pension plans as a result of the participant's prior employment and (c) under any employment contract (excluding the Management Continuity Agreement described below) with the Company or CIPS. A qualifying surviving spouse of any participant who dies is eligible to receive a percentage of the benefit provided under the Executive Plan for the participant. At present, Mr. Jackson is a participant under the Executive Plan. His estimated annual benefits under the Retirement Plan, the Excess Benefit Plan and the Executive Plan are as set forth in the table above.

     CIPS will establish in 1995 an irrevocable trust to provide itself a source of funds to assist it in meeting its liabilities under the Excess Benefit Plan and the Executive Plan. CIPS will make contributions to the trust from time to time in amounts determined in accordance with the provisions of the trust to be sufficient to pay when due benefits to its participants or their beneficiaries under such plans. Notwithstanding the trust, these plans are not qualified or "funded" and amounts on deposit in the trust are subject to the claims of CIPS' general creditors under the applicable law. The Excess Benefit Plan and the Executive Plan each provides that in the event of a change in control (which has substantially the same meaning as "change in control" under the Management Continuity Agreements described in the following paragraph) the present value of benefits owed any participant pursuant to each such Plan will be paid in a lump sum (i) for a terminated participant already receiving or entitled to receive benefits, within 30 days after such change in control and (ii) for any other participant, within 30 days after termination provided such participant's termination occurs within two years after such change in control. Any such lump sum will be increased by an amount necessary to compensate the participant for any excise tax payable under federal, state or local tax law as a result of the lump sum payment being made contingent on a change in control.

     The individuals named in the Summary Compensation Table and three other executive officers of the Company or CIPS have each entered into a Management subsidiary of the Company will continue to employ the executive for a period

Continuity Agreement with the Company, which provides that in the event of a "change in control" of the Company or CIPS, the Company and/or CIPS or another of three years from the date of the change in control (the "Period of Employment"). In the event of the executive's (i) involuntary termination of employment during the Period of Employment except by reason of death, disability, attainment of age 65 or cause (as defined in the Management Continuity Agreement) or (ii) resignation during the Period of Employment for good reason (as defined in the Management Continuity Agreement), the executive will be entitled to payment of severance compensation in an amount equal to the present value of the executive's base pay and incentive pay (determined as provided in the Management Continuity Agreement) that would have accrued if the executive remained employed until the end of the Period of Employment.
The executive will also receive continued employee benefits until the end of the Period of Employment, subject to offset for comparable benefits. The severance compensation will be increased by an amount necessary to compensate the executive for any excise tax payable under federal, state or local tax law as a result of the payment and any other compensation paid by the Company or any of its affiliates being contingent on a change in control. A "change in control" occurs, in general, if (i) as a result of a merger, consolidation or sale of assets, less than a majority of the voting power of the Company is held after such event by the persons who were holders of the voting power of the Company prior to such event or less than a majority of the voting power of CIPS is held after such event by the Company or by the holders of the voting power of the Company prior to such event, (ii) any person (or group) acquires beneficial ownership of 20 percent or more of the voting power of the Company or CIPS or (iii) within any two-year period a majority of the members of the Board of Directors of the Company or CIPS ceases to be members (other than changes in members approved by at least two-thirds of the continuing directors).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Overview. The Compensation Committee of the Board of Directors of the Company (the "Committee") is charged with overall oversight and review of the performance and compensation of the executive officers of the Company. The Committee is responsible for assuring that executive compensation and benefit plans are implemented and are consistent with the Company's shareholder interests, corporate goals and compensation philosophy.

     The Company's executive officer compensation program supports these goals and objectives. It is designed to attract, retain, motivate and reward top quality and experienced officers to achieve the Company's business objectives. It links executive compensation with corporate performance by providing the opportunity to earn increased compensation during periods of superior results, but also limiting compensation during periods with lesser results.

     The executive officer compensation program consists of a base salary and an annual incentive. The base salary is determined by a combination of the individual's performance relative to specific job responsibilities and market comparisons of salaries for similar jobs in the utility industry. Particular emphasis is placed on salary data provided by the Edison Electric Institute

(EEI) survey of electric and combination electric and natural gas utilities. This group of utilities is essentially the same group that makes up the EEI 100 utility peer group whose performance is shown on the Performance Graph below. The philosophy is to pay base salaries and provide for incentive compensation that are comparable to the medians of such amounts for a subgroup of utilities included in the EEI survey that are of comparable size to the Company (based on revenues). Salaries for the officers listed in the Summary Compensation Table were increased in 1994 to track competitive base salaries being paid by the utility industry and to reflect performance, which is determined subjectively by the Committee based on individual evaluations. Incentive compensation was earned based on achievement of the objectives of the annual management incentive plan (described below).

     The Management Incentive Plan. The Management Incentive Plan (MIP), an annual incentive program instituted in 1992, strongly supports the Company's primary goal of achieving superior returns on shareholders' investments. The MIP is intended to provide additional compensation to the executive officers, named in the Summary Compensation Table above, along with about five other officers and 20 other employees of the Company and its subsidiaries. It is the Committee's responsibility to administer the MIP and in so doing (1) set the overall corporate financial performance goal and unit or individual objectives, (2) determine the participants to be included in the MIP, and (3) determine the amount of each participant's incentive pay to be based on attainment of the overall corporate goal and the amount to be based on achievement of his or her unit or individual objectives. Specific award levels are set by the Compensation Committee prior to the beginning of the fiscal year for which they apply. Incentive awards are payable in cash as soon as feasible following the close of the year after determination by the Committee of the level of attainment of the goals.

     The overall corporate goal is based on attainment of targeted return on average Common Stock equity of the Company. The Committee has determined that return on equity is the measure of corporate performance that most directly measures management's performance. Individual unit objectives relate to such areas as service reliability, public and employee safety, proper maintenance of corporate assets and quantifiable improvement in efficiency and productivity. The MIP provides for threshold, target and maximum levels of awards based on performance against the predetermined targets, set annually by the Compensation Committee. A participant may receive the portion of his or her incentive pay tied to unit or individual objectives even though the Company has not attained the overall corporate goal, with the exception of the President and Chief Executive Officer, whose incentive pay is tied solely to the overall corporate goal of return on equity. For other executive officers, individual unit awards are weighted, according to the participant's position, to produce awards from about one-fifth to one-third of the total award and corporate performance goals weighted to make up the remaining portion. However, for any incentive pay to be earned by any participant, overall earnings of the Company, on a per share basis, must equal or exceed the annualized Common Stock dividend rate then in effect. Accordingly, shareholders will realize an appropriate return on their investment prior to the payment of any incentive compensation.

     For 1994, award levels were designed so that achievement of threshold performance would have earned approximately one-half of the target award while maximum performance would have earned approximately 1.5 times the target award. Total incentive pay ranges varied, depending on the participant's position within the organization, from a minimum of 7 percent of base salary for some participants, assuming threshold corporate and unit goals were achieved, to a maximum of 40 percent of base salary for the President and Chief Executive Officer assuming maximum performance was achieved. The threshold corporate goal of return on common equity was exceeded in 1994 resulting in MIP participants, including the officers named in the Summary Compensation Table, earning various amounts of incentive compensation, based on the formulas previously described. The Committee determined that incentive compensation was earned by participants in 1994 for achievement of individual and unit goals, in accordance with the MIP provisions. Benefits earned in 1994 are reflected in the "Bonus" column of the Summary Compensation Table above.

     Compensation of the Chief Executive Officer. The Committee is responsible for reviewing the Chief Executive Officer's performance and adjusting his base salary accordingly. In addition, the Committee adjusts base salary to reflect changes in the prevailing competitive market levels for chief executive officers in other comparably-sized utilities, as described above. Mr. Greenwalt's base salary increased in 1994 approximately 5.9 percent in consideration of strong performance of his duties which are reflected in the Company's excellent operating and financial performance. Under his leadership CIPSCO achieved exceptional levels of earnings and return on shareholders' equity which placed the Company among the top 15 percent of major electric and natural gas utilities in the nation during 1993. He has directed the Company's effort to establish strategic objectives and initiated plans for achieving them. The capital structure, cash flows and financial condition remain strong as indicated by continued excellent credit ratings for the utility subsidiary. Mr. Greenwalt's 1994 base compensation increase also reflects changes in levels of executive compensation at similar-sized utilities.

     Incentive compensation for the Chief Executive Officer was determined in accordance with the provisions and formulas of the MIP. Accordingly, Mr. Greenwalt's incentive compensation is based solely on the Company's performance as measured by the overall corporate goal of return on equity. He earned $70,800 under the MIP in 1994 because the Company's return on common equity exceeded the predetermined threshold goal as established in the MIP.

     The members of the Committee are indicated below. No member of the Compensation Committee is a current or former officer of the Company or any of its subsidiaries.

                         G. R. Lohman, Chairman
                         W. J. Alley
                         T. L. Shade



     Performance Graph. The following graph is a comparison of total returns on CIPSCO Common Stock compared with the Standard & Poor's 500 index, the Dow Jones Utility Index and an industry peer group as reported by the Edison Electric Institute ("EEI 100"). It assumes $100 invested at December 31, 1989, and all dividends paid during the period reinvested in additional common stock. The peer group consists of about 100 investor-owned electric and combination electric and natural gas utilities. The returns have been weighted to reflect the different market capitalization of each utility in the group. A portion of incentive compensation to executive officers is based on return on CIPSCO Common Stock equity rather than total return (shown on the graph) for reasons set forth in the Compensation Committee Report.

                           (Graph to be inserted here)

     Title:  Total Return Summary
             Based on Initial Investment of $100
             on December 31, 1989

     Data Points:        1990     1991     1992     1993     1994
                         ____     ____     ____     ____     ____

     CIPSCO              104      143      165      178      169

     S&P 500              97      126      136      150      152

     EEI 100             101      131      141      156      138

     DJ Util              95      110      114      125      106

     Directors' Compensation. No annual retainer or fees are paid to any director who is an officer of the Company, CIPS or any other subsidiary of the Company. During 1994 other members of the Board of the Company received an annual retainer of $13,000 for serving on the Board of the Company. The Company pays no additional fees for attendance at Board meetings or for service on committees. Effective January 1, 1995, the annual fee for directors who are not officers of the Company was increased to $16,000.

     The annual retainer paid to each director by the Company is reduced by an amount equal to the aggregate amount paid to such director by each subsidiary of the Company as an annual retainer for services as a director of such subsidiary. Non-employee directors of CIPS received an annual retainer of $10,000 and a fee of $750 for each CIPS Board meeting or committee meeting attended. Effective January 1, 1995, the annual retainer for serving on the Board of CIPS was increased to $12,000. Consequently, the aggregate annual retainer for service on both Boards for 1994 was $13,000 and for 1995 will be $16,000. All current directors are on the Board of the Company and CIPS. Directors were also reimbursed for their reasonable travel and out-of-pocket expenses for each Company Board or Committee meeting attended.




     The Company and CIPS each maintain an unfunded deferred compensation plan under which directors may elect to defer directors' retainers and fees paid by that company. For each director who elects to participate in a plan, the amount of his or her directors' retainers and fees is accrued in an unfunded account in the name of the director. Such amount is adjusted in value by an amount equivalent to the amount which would be available if the director's compensation were invested in the Company's Common Stock and dividends on such stock were reinvested. The aggregate value of each participant's accounts in the plans at February 1, 1995 (based on deferred director's fees paid by the Company and CIPS) was equivalent to investments in Company Common Stock as follows: Mr. Alley, 5,057 shares; Mr. Lohman, 4,462 shares; Mrs. Merriman, 3,006 shares; Mr. Shade, 2,318 shares; and Mr. Wogsland, 1,541 shares.
Amounts accrued in a director's account will be paid in cash upon his or her retirement as a director either in a single payment or over a period not to exceed 20 calendar quarters, with interest. Because officers of the Company or CIPS receive no compensation for services as directors, any director who is an officer is not eligible to participate in these plans.

     The Company has established a Director Retirement Plan for directors of the Company and its affiliates, including CIPS, who are not or have never been officers of the Company or any affiliate, including CIPS. Each director who has completed five years of service on the Board of the Company or any of its affiliates is eligible for monthly retirement payments for a period of the lesser of 10 years or the number of full years the director served on any of the Boards. The annual retirement benefit for a director of the Company is equal to the annual retainer in effect for the Company's directors (without reduction for director's fees paid by affiliates of the Company) at the time the director ceases to serve as a director. The annual retirement benefit for a director who is not a member of the Board of the Company is equal to the annual retainer in effect at the time the director ceases to serve as a director for each of the Boards of which the director was a member but not to exceed the amount of retainer for the Company's directors. Such annual retirement payment is reduced a proportional amount for directors retiring before reaching age 72.

     Meetings and Committees of the Board. During 1994, the Board of Directors held six meetings. The Board of Directors of the Company and CIPS have each established an Executive Committee, an Audit Committee, a Nominating Committee and a Compensation Committee. Committee members are appointed by a majority of directors at the Board of Directors meeting following the annual meeting of shareholders. Committee members are the same for the Company's committees and CIPS' committees.

     Mr. Alley, Mr. Greenwalt, Mr. Lohman and Mr. Raymer are the members of the Executive Committee. The Company's Executive Committee held no meetings and CIPS' Executive Committee held one meeting in 1994. The Executive Committee has and may exercise all the authority of the Board of Directors in the management of the Company, except as limited by Illinois law.




     Mr. Alley, Mr. Heath, Mr. Lohman, Mrs. Merriman, Mr. Shade and Mr. Wogsland are the members of the Audit Committee. The Company's Audit Committee and the CIPS Audit Committee each held three meetings in 1994. The Audit Committee engages an independent public accountant for the Company, subject to the approval of the Board and shareholders; discusses with the independent public accountant the scope and results of its audit and the adequacy of the Company's accounting, financial and operating controls; approves the performance of non-audit professional services by the independent public accountant; and discusses with management and the independent public accountant the Company's accounting principles, policies and practices and its reporting policies and practices.

     Mrs. Merriman, Mr. Heath and Mr. Wogsland are the members of the Nominating Committee. The Company's Nominating Committee and CIPS' Nominating Committee each held three meetings in 1994. The Nominating Committee seeks out and recommends to the Board qualified candidates for election to the Board; reviews the performance of Board members and, based upon such review, makes recommendations to the Board as to which Board members should stand for re-election. In making recommendations of nominees for election to the Board, the Nominating Committee will consider persons recommended by shareholders. Any shareholder wishing to make such a recommendation should write to the President of the Company who will forward all such recommendations to the Nominating Committee.

     Mr. Lohman, Mr. Alley, and Mr. Shade are the members of the Compensation Committee. The Company's Compensation Committee and CIPS' Compensation Committee each held three meetings in 1994. The Compensation Committee reviews the compensation to be paid officers of the Company (other than assistant officers); reviews directors' fees and fees paid to directors for membership on the various committees of the Board; and makes recommendations to the Board as to appropriate levels of such officers' compensation, directors' fees and fees for membership on such committees. No member of the Compensation Committee is a current or former officer of the Company or CIPS.

     During 1994, each director attended at least 82 percent of the total of the meetings of the Company's and CIPS' Board and of committees of each company's Board of which he or she was a member.

            APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Subject to the approval of the shareholders of the Company, the Board of Directors has appointed the firm of Arthur Andersen LLP as independent public accountants to examine the annual financial statements of the Company for 1995. The firm has served as independent public accountants for the Company and CIPS for many years. A representative of Arthur Andersen LLP will be present at the annual meeting to make a statement if he or she so desires, and to respond to questions.




     The following resolution concerning the appointment of independent public accountants will be offered at the meeting:

     "RESOLVED, that the appointment by the Company's Board of Directors of Arthur Andersen LLP to examine the annual financial statements of the Company and its subsidiaries for 1995 is hereby approved."

     The Board of Directors recommends a vote "FOR" the foregoing proposal.

                                  OTHER MATTERS

     At the date hereof, the Board of Directors of the Company knows of no business to come before the meeting other than those matters described above. However, should any such business properly come before the meeting, the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                                   CIPSCO INCORPORATED




                                           By Order of the Board of Directors,





                                                             [SIG]
                                                        R. W. Jackson
                                            Senior Vice President and Secretary





















                    Graphic Material Appendix
The performance graph required by Item 402(1) of Regulation s-K is on page 15 of this filing. The paper copy has a line graph with four differentiated lines showing the returns given in the data presented on page 15. A paper copy of the graph has been submitted supplementally to the Branch Chief pursuant to Regulation S-T Item 304 (d) (2).